EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Kilroy Realty Corporation on Form S-3 of our report dated March 9, 2001, appearing in the Annual Report on Form 10-K of Kilroy Realty Corporation for the year ended December 31, 2000 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    Deloitte & Touche LLP

Los Angeles, California
February 15, 2002